As filed with the Securities and Exchange Commission on September 20, 2021

Registration No. 333-258054

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO

FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GUARDFORCE AI CO., LIMITED

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	7381	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

96 Vibhavadi Rangsit Road, Talad Bangkhen, Laksi, Bangkok 10210, Thailand

Tel: +66 (0) 2973 6011

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor
New York, NY 10168

(800) 221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Louis Taubman, Esq. Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 800 Third Avenue, suite 2800 New York, NY 10022 (212) 530-2210

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(7)
Units(2)(3)	$17,250,000	$1,881.98
Ordinary shares, $0.003 par value, included in the units(4)	-
Warrants included in the units(4)	-	-
Ordinary shares, $0.003 par value, underlying the warrants included in the units	$17,250,000	$1,881.98
Underwriter warrants(5)	-	-
Ordinary shares, $0.003 par value, underlying underwriter warrants(5)(6)	$1,078,125	$117.62
TOTAL	$35,578,125	$3881.58

(1)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Each unit consists of one ordinary share and a warrant to purchase one ordinary share at an exercise price per share equal to 125% of the unit offering price.

(3)	Includes ordinary shares and/or warrants to purchase ordinary shares that may be purchased by the underwriters pursuant to their over-allotment option.

(4)	Included in the price of the units. No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(5)	We have agreed to issue to the underwriter upon closing of this offering warrants to purchase 5% of the number of ordinary shares sold in this offering (including any ordinary shares issued pursuant to the exercise of the over-allotment option). The exercise price of the underwriter warrants is equal to 125% of the offering price of the ordinary shares offered hereby. The warrants are exercisable at any time and from time to time, in whole or in part, during four-and-a-half-year period commencing six (6) months from the date of commencement of sales of the offering. This registration statement also covers ordinary shares issuable upon the exercise of the underwriter warrants. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the underwriter’s warrants is $1,078,125, which is equal to 125% of USD862,500 (5% of USD17,250,000). See “Underwriting.”

(6)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional ordinary shares of the registrant as may be issued or issuable because of share splits, share dividends, share distributions, and similar transactions.

(7)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The registrant is filing this Amendment No. 3 (the “Amendment No. 3”) to its registration statement on Form F-1 (the “Registration Statement”) (Registration No. 333-258054) for the sole purpose of filing Exhibits 4.2 and 4.3. Accordingly, Amendment No.3 consists solely of the cover page, this explanatory note, Part II of the Registration Statement, the signature page, the Exhibit Index, Exhibit 4.2 and Exhibit 4.3. The remainder of the Registration Statement is unchanged and therefore has not been included in this Amendment No. 3 filing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association permit indemnification in the absence of fraud or willful default of officers and directors for expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection therewith.

Our Articles of Association allow us to indemnify each of our current or former directors or officers and each individual who acts or acted at our request as a director or officer of another entity which the Company is or was a shareholder or creditor of, as well as their respective heirs and successors, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer, except as may be prohibited by Cayman Islands law.

Under the form of indemnification agreement filed as an exhibit to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as an exhibit to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act.

Upon our organization, on April 20, 2018, we issued 16,666,663 (post-consolidation) ordinary shares to our founders and initial officers and directors, for a total purchase price of $50,000.

On December 16, 2019, we entered into the Merger Agreement with VCAB. Upon the closing of the Merger which became effective March 10, 2020, VCAB merged with and into the Company and the separate existence of VCAB ceased. Pursuant to the terms of the Merger Agreement, on or about March 10, 2020, we issued 689,427 (post-consolidation) to approximately 670 designated and Bankruptcy Court approved Claim Holders. On March 19, 2021, we issued the remaining 187,598 (post-consolidation and subject to rounding of fractional shares) to the Claim Holders. In the aggregate, we have issued an aggregate of 877,025 (post-consolidation and subject to rounding of fractional shares) Plan Shares to VCAB’s holders of Class 5 Claims. We issued the Plan Shares in reliance on the exemption provided by Section 1145 of the United States Bankruptcy Code.

On January 8, 2020, Guardforce AI Service Ltd. entered into two agreements with, and transferred 833,333 (post-consolidation) ordinary shares each to Mr. Terence Wing Khai Yap, our Chairman and Ms. Lei Wang, our Chief Executive officer. The shares, deemed as issuances by us, were transferred to Mr. Yap and Ms. Wang as compensation for serving in their roles as our Chairman and Chief Executive Officer, respectively.

On February 4, 2021, we entered into a purchase and sale agreement to acquire a 51% interest in Handshake in exchange for 43,700 (post-consolidation and subject to rounding of fractional shares) ordinary shares, valued at HK$2,550,000 ($327,763). This acquisition was completed on March 25, 2021. The restricted ordinary shares that we issued to the seller of his Handshake interest are subject to a two-year lockup and certain share claw back provisions as follows: (i) 25% of the issued shares must be returned to us if Handshake does not meet a 2021 revenue target of HK$5,000,000 ($642,674); (ii) 25% of the issued shares must be returned to us if Handshake does not meet a 2021 net profit target of HK$200,000 ($25,707); (iii) 25% of the issued shares must be returned to us if Handshake does not meet a 2022 revenue target of HK$7,500,000 ($964,010); and (iv) the remaining 25% of the issued shares must be returned to us if Handshake does not meet a 2022 net profit target of HK$750,000 ($96,401).

No underwriters were involved in these issuances. We believe that, unless otherwise indicated, each of the above issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Amendment No.1 to Form F-1 filed on August 13, 2021)
3.1	Amended and Restated Memorandum and Articles of Association incorporating resolutions passed on August 20, 2021 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 6-K filed on August 25, 2021)
4.1	Form of Representative’s Warrant (included in Exhibit 1.1) (incorporated by reference to Exhibit 4.1 to the Amendment No.1 to Form F-1 filed on August 13, 2021)
4.2*	Form of Warrant Agency Agreement between Guardforce AI Co., Limited and Vstock Transfer, LLC
4.3*	Form of Warrant
5.1	Opinion of Conyers Dill & Pearman regarding the legality of the ordinary shares and the Representative’s Warrants (incorporated by reference to Exhibit 5.1 to the Amendment No.2 to Form F-1 filed on September 14, 2021)
5.2	Opinion of Bevilacqua PLLC regarding the enforceability of the underwriter warrants (incorporated by reference to Exhibit 5.2 to the Amendment No.2 to Form F-1 filed on September 14, 2021)
5.3	Opinion of Watson Farley & Williams (Thailand) Limited regarding certain Thai law matters (incorporated by reference to Exhibit 5.3 to the Amendment No.2 to Form F-1 filed on September 14, 2021)
8.1	Opinion of Watson Farley & Williams (Thailand) Limited regarding certain Thai tax matters (included in Exhibit 5.3) (incorporated by reference to Exhibit 8.1 to the Amendment No.2 to Form F-1 filed on September 14, 2021)
10.1	Loan Agreement, dated August 25, 2018, by and between Guardforce Cash Solutions Security (Thailand) Company Limited and Profit Raider Investments Limited (incorporated by reference to Exhibit 2(b).1 to the Registration Statement on Form 20-F filed on May 18, 2020)
10.2	Supplemental Agreement, dated April 29, 2019, to Loan Agreement by and between Guardforce Cash Solutions Security (Thailand) Company Limited and Profit Raider Investments Limited dated August 25, 2018 (incorporated by reference to Exhibit 2(b).2 to the Registration Statement on Form 20-F filed on May 18, 2020)
10.3	Second Supplemental Agreement, dated March 11, 2020, to Loan Agreement by and between Guardforce Cash Solutions Security (Thailand) Company Limited and Profit Raider Investments Limited dated August 25, 2018 (incorporated by reference to Exhibit 2(b).3 to the Registration Statement on Form 20-F filed on May 18, 2020)
10.4	Memorandum of Understanding, dated March 2, 2020, between Guardforce Security (Thailand) Co. Ltd. and Guardforce Cash Solutions Security (Thailand) Company Limited (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form 20-F filed on May 18, 2020)
10.5	Lease Agreement, dated May 27, 2019, between Varin World Company Limited and Guardforce Cash Solutions Security (Thailand) Company Limited (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form 20-F filed on May 18, 2020)
10.6	Third Supplemental Agreement, dated December 31, 2020, to Amended and Restated Loan Agreement by and between Guardforce Cash Solutions Security (Thailand) Company Limited and Profit Raider Investments Limited dated March 15, 2019, as supplemented (incorporated by reference to Exhibit 4.3 to the Annual Report on Form 20-F filed on April 29, 2021)
10.7	Sale and Purchase Agreement, dated February 4, 2021, between Quantum Infosec Inc. and the Registrant (incorporated by reference to Exhibit 4.4 to the Annual Report on Form 20-F filed on April 29, 2021)
10.8	Supplemental Agreement, dated February 4, 2021, between Quantum Infosec Inc. and the Registrant (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 20-F filed on April 29, 2021)
10.9	Form of Independent Director Agreement (incorporated by reference to Exhibit 10.9 to the Amendment No.1 to Form F-1 filed on August 13, 2021)
10.10	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.10 to the Amendment No.1 to Form F-1 filed on August 13, 2021)
14.1	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 14.1 to the Amendment No.1 to Form F-1 filed on August 13, 2021)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 8.1 to the Annual Report on Form 20-F filed on April 29, 2021)
23.1	Consent of Wei, Wei & Co., LLP (incorporated by reference to Exhibit 23.1 to the Amendment No.2 to Form F-1 filed on September 14, 2021)
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1) (incorporated by reference to Exhibit 23.2 to the Amendment No.2 to Form F-1 filed on September 14, 2021)
23.3	Consent of Bevilacqua PLLC (included in Exhibit 5.2) (incorporated by reference to Exhibit 23.3 to the Amendment No.2 to Form F-1 filed on September 14, 2021)
23.4	Consent of Watson Farley & Williams (Thailand) Limited (included in Exhibits 5.3 and 8.2) (incorporated by reference to Exhibit 23.4 to the Amendment No.2 to Form F-1 filed on September 14, 2021)
24.1	Power of Attorney (included on the signature page of the registration statement filed on July 20, 2021)
99.1	Audit Committee Charter (incorporated by reference to Exhibit 99.1 to the Amendment No.1 to Form F-1 filed on August 13, 2021)
99.2	Compensation Committee Charter (incorporated by reference to Exhibit 99.2 to the Amendment No.1 to Form F-1 filed on August 13, 2021)
99.3	Nominating and Corporate Governance Committee Charter (incorporated by reference to Exhibit 99.3 to the Amendment No.1 to Form F-1 filed on August 13, 2021)
99.4	Consent of Donald Duane Pangburn, dated July 19, 2021 (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form F-1 filed on July 20, 2021)

*	Filed herewith.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bangkok, Thailand on the 20th day of September 2021.

GUARDFORCE AI CO., LIMITED.

By:	/s/ Lei Wang
Name:	Lei Wang
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lei Wang Lei Wang	Chief Executive Officer and Director (Principal Executive Officer)	September 20, 2021

/s/ * Chung Chi Ng	Chief Financial Officer (Principal Financial and Accounting Officer)	September 20, 2021

/s/ * Terence Wing Kai Yap	Chairman of the Board	September 20, 2021

/s/ *	Director	September 20, 2021
Feng Dai

/s/ *	Director	September 20, 2021
Jingyi Tu

/s/ *	Director	September 20, 2021
Konki Lo

/s/ *	Director	September 20, 2021
John Fletcher

/s/ *	Director	September 20, 2021
David Ian Viccars

*	By:	/s/ Lei Wang
Lei Wang
Attorney-In-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Guardforce AI Co., Limited has signed this registration statement or amendment thereto in New York on September 20, 2021.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Ms. Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.